Exhibit 10.2

AMENDMENT #1 TO PROMISSORY NOTE DATED APRIL 3,
2008 BETWEEN PROUROCARE MEDICAL, INC.
(“CORPORATION”) AND [Holder]

This Amendment #1 to Promissory Note dated April 3, 2008 between Corporation and [Holder] (the “Note”) is made to extend the due date of the Note.

Note Amendment:

Payment in full of the Note’s principal plus interest accrued thereon is due on the earlier of the seven days after the date Corporation closes on an underwritten public offering of equity securities or December 31, 2008.  Reiling shall have the option of converting the principal and interest into shares of the Corporation’s common stock at price equal to 70% of the price of the securities sold in that underwritten public offering, in lieu of cash.

EXECUTED this 12th day of September, 2008.

ProUroCare Medical Inc.	[Holder]

Richard C. Carlson
CEO